Exhibit 10.50
FOURTH AMENDMENT TO TERM LOAN CREDIT AGREEMENT AND WAIVER
This FOURTH AMENDMENT TO TERM LOAN CREDIT AGREEMENT AND WAIVER, dated as of June 11, 2020 (this “Amendment”), is entered into by and among GORDON BROTHERS FINANCE COMPANY, in its capacity as the administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”) pursuant to the Credit Agreement (as defined below) for the Lenders (as defined below), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) party hereto, Stein Mart, Inc., a Florida corporation (“Stein Mart” or the “Lead Borrower”), and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”, and together with Stein Mart, each individually a “Borrower” and collectively, “Borrowers”), and the obligors party thereto as guarantors (each individually a “Guarantor” and collectively, “Guarantors”).
W I T N E S S E T H :
WHEREAS, Administrative Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Term Loan Credit Agreement, dated as of March 14, 2018, by and among Administrative Agent, Lenders, Borrowers and Guarantors, as amended by the First Amendment to Term Loan Credit Agreement, dated as of May 10, 2018, the Second Amendment to Term Loan Credit Agreement, dated as of September 18, 2018, and the Third Amendment to Term Loan Credit Agreement, dated as of February 26, 2019 (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”) and the other Loan Documents;
WHEREAS, the Lead Borrower has notified the Administrative Agent that the Specified Defaults (as defined in Section 6 below) have occurred and are continuing;
WHEREAS, Lead Borrower has requested that Administrative Agent and Lenders (a) waive certain Events of Default and (b) modify certain provisions of the Credit Agreement and Administrative Agent and Lenders are willing to agree to such waivers and modifications on the terms and subject to the conditions set forth herein; and
WHEREAS, by this Amendment, Administrative Agent, Lenders and Borrowers desire and intend to make certain waivers and amendments to the Credit Agreement.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment.
2.Amendments to Credit Agreement. Upon the occurrence of the Fourth Amendment Effective Date, the Credit Agreement is hereby amended as follows:
(a)Additional Definitions. The following definitions are hereby added to the Credit Agreement:

(i)“Fourth Amendment” means that certain Fourth Amendment to Term Loan Credit Agreement and Waiver, dated June 11, 2020, by and among the Administrative Agent, the Lenders, Borrowers, and Guarantors.
(ii)“Fourth Amendment Effective Date” means June 11, 2020.
(iii)“Fourth Amendment Accommodation Period” means the period from and including the Fourth Amendment Effective Date through and including October 3, 2020.
(iv) “Budget” shall mean the initial budget delivered to Administrative Agent in accordance with Section 4 of the Fourth Amendment (attached to the Fourth Amendment as Exhibit A) setting forth the Projected Information (as such term is defined in Section 4 of the Fourth Amendment) for the periods covered thereby, or any subsequent budget, reasonably satisfactory in form and substance to Administrative Agent and Revolving Agent, setting forth Projected Information for any subsequent period or periods.
(v)“Liquidity” means, as of any date of determination, the amount equal to (a) (A) Revolving Excess Availability plus (B) without duplication, amounts in the Blocked Accounts plus (C) amounts available to be borrowed by the Lead Borrower pursuant to those certain whole life insurance policies issued in connection with the Stein Mart, Inc. Executive Deferral Plan, and held by SunTrust Bank, Trustee under trust agreement dated September 1, 1999 (inclusive of any amounts available to be drawn under that certain Promissory Note dated March 23, 2020 made by Stein Mart to Stein Mart, Inc. Executive Deferral Plan), provided, that, as of any date of determination, Lead Borrower has provided to Administrative Agent evidence, in form and substance reasonably satisfactory to Administrative Agent that such amounts are available to be borrowed by the Lead Borrower, minus (b) the amount of minimum Revolving Excess Availability required under Section 7.15 of this Agreement.
(b)Amendments to Definitions.
(i)The definition of “Accelerated Borrowing Base Weekly Delivery Event” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:
“Accelerated Borrowing Base Weekly Delivery Event” means the occurrence of either of the following events at any time: (a) the occurrence and continuance of any Event of Default, or (b) Revolving Excess Availability is less than twenty percent (20%) of the Revolving Loan Cap for three (3) consecutive Business Days; provided, that, an Accelerated Borrowing Base Weekly Delivery Event shall be deemed to have occurred and be continuing at all times during the Fourth Amendment Accommodation Period. For purposes of this Agreement, at all times after the Fourth Amendment Accommodation Period, the occurrence of an Accelerated Borrowing Base Weekly Delivery Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default is continuing and has not been waived, and/or (ii) if the Accelerated Borrowing Base Weekly Delivery Event arises as a result of the Borrowers’ failure to achieve Revolving Excess Availability as required in clause (b) of this definition, until Revolving Excess Availability has exceeded twenty percent (20%) of the Revolving Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Weekly Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

(ii)The definition of “Cash Dominion Event” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:
“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Revolving Excess Availability of at least (A) ten percent (10%) of the Revolving Loan Cap at any time, or (B) twelve and one-half percent (12.5%) of the Revolving Loan Cap for three (3) consecutive Business Days; provided, that, a Cash Dominion Event shall be deemed to have occurred and be continuing at all times from and including the Fourth Amendment Effective Date through and including the first anniversary of the Fourth Amendment Effective Date. For purposes of this Agreement, from and after the first anniversary of the Fourth Amendment Effective Date, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (A) so long as such Event of Default and is continuing and has not been waived, and/or (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Revolving Excess Availability as required hereunder, until Revolving Excess Availability has exceeded twelve and one-half percent (12.5%) of the Revolving Loan Cap for sixty (60) consecutive Business Days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Revolving Excess Availability exceeds the required amount for sixty (60) consecutive Business Days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasions after the Fourth Amendment Effective Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.
(iii)The definition of “Revolving Excess Availability” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition and replacing it with the following:
“Revolving Excess Availability” means, as of any date of determination thereof by the Revolving Agent, the result, if a positive number, of: (i) the Revolving Loan Cap, minus, (ii) the aggregate unpaid balance of Credit Extensions (as defined in the Revolving Credit Agreement).
(c)Amendments to Credit Agreement.
(i)Section 2.09(a) of the Credit Agreement is hereby amended by deleting each instance of the text “Second Amendment Effective Date” and replacing it with “Fourth Amendment Effective Date”.
(ii)Notwithstanding anything to the contrary set forth in Section 6.01(c) of the Credit Agreement, the date by which the Loan Parties shall deliver to Administrative Agent the financial statements, reports, and other items required by Section 6.01(c) for the Fiscal Month ended May 2, 2020 shall be extended to the later of July 31, 2020 and the date such financial statements for the Fiscal Month ended May 2, 2020 are required to be filed by the SEC with the SEC, provided, that, in the event that the SEC, subsequent to the Fiscal Month ended May 2, 2020, extends the filing date for any financial statements for a Fiscal Month that coincides with the end of a Fiscal Quarter, the date by which such monthly financial statements, reports and other items required by Section 6.01(c) to be delivered to Administrative Agent shall be extended to such date by which the SEC requires filing of such monthly financial statements with the SEC so long as the Loan Parties have complied with all SEC requirements for such extension, provided further, that, the Loan Parties shall continue to timely deliver to the Administrative Agent copies of all internally prepared financial statements, reports, and other items presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Months.
(iii)Sections 6.10 (b) and (c) of the Credit Agreement are each hereby deleted in their entirety and replaced with the following:
(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. If Revolving Excess Availability is not less than the amount equal to twenty-five percent (25%) of the Revolving Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake one (1) field examination during such Fiscal Year at the Loan Parties’ expense; provided, that, if Revolving Excess Availability is less than the amount equal to twenty-five percent (25%) of the Revolving Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to two (2) field examination during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional field examinations to be undertaken as it in its discretion deems necessary or appropriate, at its own expense or, if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.
(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. If Revolving Excess Availability is not less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake two (2) appraisals during such Fiscal Year at the Loan Parties’ expense; provided, that, if Revolving Excess Availability is less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to three (3) appraisals during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(iv)Section 7.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
7.15 Financial Covenants – Minimum Excess Availability.
(a) At any time during the Fourth Amendment Accommodation Period, permit Borrowers to maintain Revolving Excess Availability of less than the greater of (i) five percent (5%) of the Combined Loan Cap and (ii) $10,000,000.
(b) At any time from and after the end of the Fourth Amendment Accommodation Period, permit Borrowers to maintain Revolving Excess Availability of less than the greater of (i) ten percent (10%) of the Combined Loan Cap and (ii) $20,000,000.
3.Certain Covenants. Notwithstanding anything to the contrary contained in the Credit Agreement:
(a)it shall not be deemed to be a violation of Section 6.04 of the Credit Agreement to the extent that the Loan Parties fail, after the Fourth Amendment Effective Date until the end of the Fourth Amendment Accommodation Period, to pay utilities and contractual obligations specifically related to and arising from the occupancy of its leased premises (other than (i) rent and other amounts due under real property leases, (ii) obligations under Material Contracts and (iii) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets), so long as, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired;

(b)it shall not be deemed to be a violation of Section 6.18 of the Credit Agreement to the extent that the Loan Parties fail to pay rent due on or about each of July 1, 2020, August 1, 2020 and September 1, 2020 in respect of Leases of the Loan Parties so long as, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired; and

(c)it shall not be deemed to be an Event of Default under Section 8.01(n) of the Credit Agreement to the extent that the Loan Parties fail, after the Fourth Amendment Effective Date until the end of the Fourth Amendment Accommodation Period, to make outstanding payments due after the Fourth Amendment Effective Date until the end of the Fourth Amendment Accommodation Period in respect of vendor contracts which constitute Material Contracts so long as, as a result of such non-payment, no such vendor contracts are terminated or impaired.
4.Budget.
(a)Borrowers have prepared and delivered to Administrative Agent and Lenders a thirteen (13) week Budget covering the information set forth in this Section 4, which has been reviewed by Borrowers and its management. The Budget sets forth: (i) projected weekly operating cash receipts for each week commencing with the week ending as of June 12, 2020 and (ii) projected weekly disbursements for each week commencing with the week ending as of June 12, 2020 (collectively, the “Projected Information”).
(b)It shall constitute a material deviation from the Budget and an immediate additional Event of Default under the Credit Agreement if (i) on a rolling basis, commencing with the week ending June 12, 2020 and for each week thereafter, the actual aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget) are less than ninety (90%) percent of the projected aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget) and (ii) on a rolling basis, commencing with the week ending June 12, 2020 and for each week thereafter, the actual aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget) exceeds one hundred ten (110%) percent of the projected aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget); provided, that, if, at any time during the period commencing on the Fourth Amendment Effective Date through July 3, 2020, Borrowers shall fail to maintain Liquidity of not less than $12,500,000, then, commencing on the day immediately following the Borrowers’ failure to maintain Liquidity of not less than $12,500,000, it shall constitute a material deviation from the Budget and an immediate additional Event of Default under the Credit Agreement if either (A) on a rolling basis, the actual aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis with each of the previous weeks set forth on the Budget) are less than ninety (90%) percent of the projected aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous weeks set forth on the initial Budget) or (B) on a rolling basis, the actual aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous weeks set forth on the initial Budget) exceeds one hundred ten (110%) percent of the projected aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous weeks set forth on the initial Budget).
(c)At all times from and after the Fourth Amendment Effective Date through the end of the Fourth Amendment Accommodation Period, Borrowers shall maintain Liquidity of not less than $7,500,000. Failure to comply with this clause (c) shall constitute an immediate Event of Default under the Credit Agreement.
(d)Borrowers hereby covenant and agree to deliver, in form and substance satisfactory to Administrative Agent, an updated thirteen (13) week Budget to Administrative Agent on the Wednesday of each week which sets forth, among other things, the Projected Information for the week immediately following the last week reflected in the immediately prior Budget.
(e)The Budget shall have been prepared by Borrowers in good faith and based upon Borrowers’ best information as to the items contained therein. The Budget shall have been thoroughly reviewed by Borrowers and its management and sets forth a good faith estimate of the operating cash receipts and disbursements of Borrowers for the period covered thereby. Each Borrower acknowledges and agrees that Administrative Agent has relied upon the Budget in determining to enter into this Amendment.

(f)In addition to any other reports required to be delivered by Borrowers pursuant to the Credit Agreement, Borrowers shall provide Administrative Agent, in a form satisfactory to Administrative Agent, on a weekly basis commencing on June 17, 2020 and on the Wednesday of each succeeding week, a report, duly completed and executed by the chief financial officer or other appropriate financial officer of Borrowers acceptable to Administrative Agent, which specifies all material changes to or deviations from any of the Projected Information for the immediately preceding week and on a cumulative basis together with each of the previous three weeks (or other applicable period set forth in clause (b) above), respectively, set forth in any Budget previously delivered to Administrative Agent, compared to the actual results for such periods (including any deviations, plan to date, from Projected Information to actual results as of the day of the delivery of such report).
5.Consultant. Borrowers shall continue to retain, through the end of the Fourth Amendment Accommodation Period, Clear Thinking Group LLC as a consultant (the “Consultant”) pursuant to the engagement letter, effective April 6, 2020, executed by Borrowers, Guarantors and Consultant for the purpose of assisting Borrowers and Guarantors in the management of their business and properties and in connection with maximizing the value of the Collateral (the “Consultant Engagement Letter”). Consultant and Borrowers shall not amend, modify or supplement the Consultant Engagement Letter without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and Borrowers and Guarantors agree not to terminate, or cause the termination of, the services of the Consultant prior to the end of the Fourth Amendment Accommodation Period without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Borrowers and Guarantors hereby irrevocably authorize and direct the Consultant to periodically update (and the Consultant shall periodically update) Administrative Agent with respect to budgets, projections, financial information and other information relating to the Collateral, or the financial condition or operations of Borrowers’ and Guarantors’ business. Borrowers and Guarantors shall at all times use commercially reasonable efforts to cooperate with Consultant and agree to provide the Consultant with access to its books and records, employees and personnel, management and premises of Borrowers and Guarantors as and when reasonably deemed necessary by the Consultant in connection with the services provided by Consultant under the Consultant Engagement Letter.
6.Waiver of Specified Defaults.
(a)Specified Defaults. The Lead Borrower has notified the Administrative Agent that the following Events of Default have occurred and are continuing (collectively, the “Specified Defaults”):
(i)the Event of Default arising under Section 8.01(b)(i) of the Credit Agreement due to the violation of Section 6.01(a) of the Credit Agreement as a result of the Loan Parties (i) failing to deliver to Administrative Agent the audited financial statements of the Lead Borrower and its Subsidiaries within ninety (90) days after the end of the Fiscal Year ended February 1, 2020, and (ii) failing to provide a report and opinion of a Registered Public Accounting Firm with respect to such audited financial statements that are not subject to any “going concern” or like qualification or exception; provided, that, the Loan Parties shall deliver such audited financial statements by no later than the later of (x) June 15, 2020 and (y) the date such audited financial statements are required to be filed with the SEC;
(ii)the Event of Default arising under Section 8.01(b)(ii) of the Credit Agreement due to the violation of Section 6.03(b) of the Credit Agreement as a result of the Loan Parties failing to promptly notify Administrative Agent of the Material Adverse Effect that could reasonably be expected to occur due to the impact of the COVID-19 pandemic on the operations, business, and financial condition of Loan Parties and their Subsidiaries taken as a whole;
(iii)the Event of Default arising under Section 8.01(b)(ii) of the Credit Agreement due to the violation of Section 6.03(k) of the Credit Agreement as a result of the Loan Parties failing to promptly notify Administrative Agent of the Loan Parties’ failure to pay rent due on or about April 1, 2020, May 1, 2020 and June 1, 2020 in respect of certain leased locations of the Loan Parties;
(iv)the Event of Default arising under Section 8.01(c) of the Credit Agreement due to the violation of Section 6.04 of the Credit Agreement as a result of the Loan Parties failing, prior to the Fourth Amendment Effective Date, to pay utilities and contractual obligations (other than (i) rent and other amounts due under real property leases, (ii) obligations under Material Contracts, (iii) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (iv) for which the failure to make payment could reasonably be expected to result in a Material Adverse Effect) ; provided, that, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired;

(v)the Event of Default arising under Section 8.01(c) of the Credit Agreement due to the violation of Section 6.18 of the Credit Agreement as a result of the Loan Parties failing to pay rent due on or about April 1, 2020, May 1, 2020 and June 1, 2020 in respect of certain leased locations of the Loan Parties; provided, that, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired;

(vi)the Events of Default arising under Section 8.01(d) of the Credit Agreement due to the representations in Sections 5.05(c), 5.07 (with respect to only Material Contracts) and 5.24 (with respect to being in breach or in default in any material respect under any Material Contract) being incorrect or misleading in any material respects when made or deemed made prior to the Fourth Amendment Effective Date; and
(vii)the Event of Default arising under Section 8.01(n) of the Credit Agreement as a result of the Loan Parties’ failing, prior to the Fourth Amendment Effective Date, to make outstanding payments due prior to the Fourth Amendment Effective Date in respect of certain vendor contracts which constitute Material Contracts.
(b)Waiver. Subject to the terms and conditions set forth herein, Administrative Agent and Lenders hereby waive the Specified Defaults. Administrative Agent and Lenders have not waived, are not by this Amendment waiving, and have no intention of waiving, any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to any of the Specified Defaults or otherwise), other than the Specified Defaults. The foregoing waivers shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Administrative Agent or any Lender arising under the terms of the Credit Agreement or any other Loan Documents on any future occasion or otherwise.
7.Representations and Warranties. Borrowers each represent and warrant with and to the Administrative Agent and each Lender on the Fourth Amendment Effective Date as follows:
(a)After giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment;
(b)this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and the other Loan Parties and, if necessary, their respective equity holders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and the other Loan Parties contained herein and therein constitute legal, valid and binding obligations of Borrowers and the other Loan Parties, enforceable against Borrowers and the other Loan Parties in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;
(c)the execution, delivery and performance of this Amendment (i) are within each Borrower’s and Guarantor’s corporate or limited liability company powers and (ii) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation or formation, operating agreement, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or other Loan Party is a party or by which any Borrower or other Loan Party or its property are bound; and
(d)after giving effect to this Amendment (including the waivers set forth herein), all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.
8.Conditions Precedent. This Amendment shall become effective as of the date on which each of the following conditions have been satisfied, as determined by Administrative Agent in its sole discretion (the “Fourth Amendment Effective Date”):
(a)this Amendment shall have been duly executed by each party hereto;
(b)Borrowers shall have delivered, in form and substance satisfactory to Administrative Agent, the Budget to Administrative Agent;
(c)Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the Revolving Amendment, duly authorized, executed and delivered by the Revolving Agent, the lenders party thereto, Borrowers and Guarantors;
(d)Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the Second Amended and Restated Fee Letter, duly authorized, executed and delivered by Borrowers;

(e)Administrative Agent shall have received, in form and substance satisfactory to it, an amendment to the Intercreditor Agreement, duly executed and delivered by the Term Loan Agent and the Loan Parties; and
(f)as of the date of this Amendment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.
9.Post Closing Covenants.
(a)Not later than ten (10) days after the Fourth Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent (i) shall have received Uniform Commercial Code searches reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) or (ii) shall be entitled to order such Uniform Commercial Code searches at the expense of the Loan Parties.
(b)Not later than ten (10) days after the Fourth Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent (i) shall have received certificates of good standing demonstrating that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect or (ii) shall be entitled to order such certificates of good standing at the expense of the Loan Parties.
10.Release.
(a)In consideration of the agreements of Administrative Agent and Lenders contained herein, and the continued making of the loans, advances and other accommodations by Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent and each Lender, and its and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Administrative Agent, Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives and their respective successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.
(b)Each Loan Party acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.
(d)Each Loan Party represents and warrants that each such Person is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each such Person has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.
(e)Nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee.
(f)Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Loan Party pursuant to Section 10(a) hereof. If any Loan Party violates the foregoing covenant, Borrowers, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
11.Effect of this Amendment. Except as expressly set forth herein, no other consents, amendments, changes or modifications to the Loan Documents are intended or implied hereby, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers and the other Loan Parties shall not be entitled to any other or further consent by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. The Credit Agreement and this Amendment shall be read and construed as one agreement.
12.Governing Law. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
13.Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
14.Further Assurances. Borrowers and other Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative Agent to effectuate the provisions and purposes of this Amendment.
15.Entire Agreement. This Amendment and the other Loan Documents represent the entire agreement and understanding concerning the subject matter hereof and thereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written.
16.Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

17.Counterparts. This Amendment, any documents executed in connection herewith and any notices delivered under this Amendment, may be executed by means of (i) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment or on any notice delivered to Administrative Agent under this Amendment. This Amendment and any notices delivered under this Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Amendment and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of the Amendment or notice.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWERS:
STEIN MART, INC

By:	/s/ James B. Brown
Name:	James B. Brown
Title:	CFO

STEIN MART BUYING CORP.

By:	/s/ James B. Brown
Name:	James B. Brown
Title:	Director

GUARANTORS:

STEIN MART HOLDING CORP.

By:	/s/ James B. Brown
Name:	James B. Brown
Title:	Director

AGENT AND LENDERS:

GORDON BROTHERS FINANCE COMPANY,
as the Administrative Agent

By:	/s/ David Vega
Name:	David Vega
Title:	Managing Director

GORDON BROTHERS FINANCE COMPANY LLC,
as a Lender

By:	/s/ David Vega
Name:	David Vega
Title:	Managing Director

Signature Page - Fourth Amendment to
Term Loan Credit Agreement and Waiver

EXHIBIT A

Budget

[attached]